Exhibit 10.14

SEVERANCE PAY AGREEMENT
FOR KEY EMPLOYEE

    This Agreement is entered into as of July 1, 2024 (the “Effective Date”) between Asbury Automotive Group, Inc. (“Asbury”) and Dean Calloway (“Executive”).

IN CONSIDERATION of the promises and mutual covenants and agreements contained herein, the Asbury and Executive agree as follows:

1.Severance Pay Arrangement

    If a Termination (as defined in Section 2 below) of Executive’s employment occurs at any time during Executive’s employment, Asbury will pay Executive 12 months of Executive’s base salary as of the date of Termination (hereinafter such pay shall be referred to as “Severance Pay”). The Severance Pay will be subject to required withholding and will be made by Asbury to Executive monthly over the course of 12 months on the regular payroll dates beginning on the first regular payroll date after the effective date of the release referenced in Section B below that Executive executes.

    In addition to the payment of Severance Pay, if a Termination (as defined in Section 2 below) of Executive’s employment occurs at any time during Executive’s employment with Asbury, to the extent that Executive participates in a bonus compensation plan at the date of Termination, Asbury shall pay Executive a pro rata portion of that bonus for the year of the Termination equal to the amount of the bonus that Executive would have received if Executive’s employment had not been terminated during such year, multiplied by the percentage of such year that has expired through the date of Termination. Such bonus shall be paid at such time as bonuses are paid under the bonus compensation plan to Asbury’s other employees whose employment was not terminated in such year.

    Asbury further agrees that, if Executive, upon a Termination (as defined in Section 2 below) of Executive’s employment occurs at any time during Executive’s employment with Asbury, timely and properly elects COBRA for any medical, dental and vision benefit plans in which Executive was participating immediately prior to the end of Executive’s employment with Asbury, Asbury shall continue to pay its portion of the monthly premium for those COBRA-covered medical, dental and vision benefit plans for a period of 12 months after the last day of Executive’s employment with Asbury. Notwithstanding the above, if Executive obtains other employment (prior to the end of the 12 month COBRA reimbursement period) under which Executive is eligible to be covered by benefits equal to the benefits in his COBRA-elected plans,
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Asbury’s obligation to reimburse Executive ceases upon Executive’s eligibility for such equal benefits.

    Notwithstanding anything herein to the contrary, if Executive is determined to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended the (“Code”) and if one or more of the payments or benefits to be received by Executive pursuant to this Agreement would be considered deferred compensation subject to Section 409A of the Code, then no such payment shall be made or benefit provided until six (6) months following Executive’s date of Termination.

2.Termination Triggering Severance Pay

    A “Termination” triggering the Severance Pay set forth above in Section 1 is defined as a termination of Executive’s employment with Asbury: (1) by Asbury without “cause”, or (2) by Executive because of (x) a material change in the geographic location at which the Executive must perform Executive’s services (which shall in no event include a relocation of Executive’s current principal place of business to a location less than 50 miles away), (y) a material diminution in Executive’s base compensation, or (z) a material diminution in Executive’s authority, duties, or responsibilities. For avoidance of doubt, a “Termination” shall not include a termination of Executive’s employment by Asbury for “cause” or due to Executive’s, death, disability, retirement or voluntary resignation.

    For the purposes of this Agreement, the definition of “cause” is: (a) Executive’s gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is or may be injurious to Asbury; or (b) Executive’s being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; or (c) Executive’s breach of Sections 3, 4 or 5 below; or (d) Executive’s willful and continued failure to perform Executive’s duties on behalf of Asbury; or (e) Executive’s material breach of a written policy of Asbury. For purposes of this Agreement, the definition of “disability” is a physical or mental disability or infirmity that prevents the performance by Executive of his duties lasting (or likely to last, based on competent medical evidence presented to Asbury) for a continuous period of six months or longer.

3.Confidential Information and Nondisclosure Provision

    As a condition to the receipt of the Severance Pay and benefits described in Section 1 above, during and after employment with Asbury, Executive shall agree not to disclose to any person (other than to an employee or director of Asbury, or to Asbury’s attorneys, accountants and other advisors or except as may be required by law) and not use to compete with Asbury any confidential or proprietary information, knowledge or data that is not in the public domain that was obtained by Executive while employed by Asbury regarding Asbury or any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of Asbury (collectively, “Confidential Information”). In the event that Executive’s employment with Asbury ends for any reason, Executive will deliver to Asbury on or before the Executive’s
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last day of employment all documents and data of any nature (whether in tangible or electronic form) pertaining to Executive’s work with Asbury and will not take any documents or data or any reproduction, or any documents containing or pertaining to any Confidential Information. Executive agrees that in the event of a breach by Executive of this provision, Asbury shall be entitled to inform all potential or new employers of such breach and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages, including reasonable attorneys fees, and which may include recovery of amounts paid to Executive under this Agreement.

4.Non-Solicitation/Non-Hire of Employees

    Executive agrees that, during his employment at Asbury and for a 12-month period after the end of his employment with Asbury for any reason, he will not, directly or indirectly, solicit, recruit or hire any employee of Asbury (or any person who was an employee of Asbury during the 12 month period preceding the last day of Executive’s employment with Asbury) or encourage any such employee to terminate employment with Asbury. The restrictions set forth in this Section 4 shall apply to the following geographic territory: the Area. As used in this Section 4, “Area” means the combined region generated by all regions within a seventy-five-mile radius of either (i) the Company’s headquarters or (ii) any dealership or other Company facility owned by or affiliated with the Company or its Affiliates, as of the last date of Executive’s employment with the Company. For purposes of this Section 4, Executive acknowledges and agrees that the Company and its Affiliates conduct business in the Area and that the Area is a reasonable geographic limitation.

5.Covenant Not to Compete

    Executive agrees that, during his employment at Asbury and for a 12-month period after the end of his/her employment with Asbury for any reason, he/she will not (except on behalf of or with the prior written consent of Asbury, which consent may be withheld in Asbury’s sole discretion):

(a)provide services of a leadership, management, executive, operational, or advisory capacity and/or participate in the ownership of or provide financial backing to an automotive dealership that is located within a fifty-mile radius of any address set forth on Exhibit A (the “Area”);

(b)provide senior/corporate level leadership, executive, operational, or advisory services to any corporate competitor of Asbury who owns or operates one or more automotive dealerships within the Area; and

(c)provide services of a leadership, management, executive, operational or advisory capacity for anyone or any business whose focus is buying, conglomerating, or otherwise acquiring one or more automotive dealerships that are located within the Area.

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    For purposes of this Section 5, Executive acknowledges and agrees that Asbury conducts business in the Area and that the Area is a reasonable geographic limitation.

    Notwithstanding anything to the contrary contained in this Agreement, Asbury hereby agrees that the foregoing covenant shall not be deemed breached as a result of the passive ownership by Executive of: (i) less than an aggregate of 5% of any class of stock of a business that competes with Asbury; or (ii) less than an aggregate of 10% in value of any instrument of indebtedness of a business that competes with Asbury. Asbury further agrees that nothing in this Section 5 prohibits Executive from accepting employment from, and performing services for, businesses engaged in the finance industry, and businesses engaged in the manufacturing and/or sale of automobile parts or the provision of automotive service, provided such businesses do not also engage in the retail of automobiles within the Area. By way of example, nothing in this Section 5 would prohibit Executive from working with such businesses as American General Finance, NAPA Auto Parts or Goodyear.

    Within one day of the end of Executive’s employment with Asbury for any reason, Executive agrees to re-confirm his commitment to the post-employment restrictive covenants in this Agreement. Executive further agrees that, as part of that re-confirmation, the term “Area” and Exhibit A hereto may be amended by Asbury, but only to the extent necessary to list the addresses of Asbury’s headquarters and any automotive dealerships that Asbury owns and/or operates as of the last day of Executive’s employment with Asbury.

6.Construction/Enforcement of Post-Employment Covenants

    Executive agrees that the provisions of Sections 3, 4 and 5 are reasonable and properly required for the adequate protection of the business and the goodwill of Asbury. However, if a judicial determination is made that any of the provisions of Sections 3, 4 or 5 constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision(s) shall be modified or severed so as to permit enforcement of the provision(s) to the extent reasonable.

7.Violation of Post-Employment Covenants

Executive agrees that, in the event of a material breach by Executive of any Section of this Agreement, including Sections 3, 4, or 5, Asbury shall be entitled to: (i) inform all potential or new employers of such breach; (ii) cease payments and benefits that would otherwise be made pursuant to Section 1 above (and in lieu of such payments and benefits pay Executive five hundred dollars ($500.00)); (iii) obtain injunctive relief and damages, including reasonable attorney’s fees; and (iv) recover the amounts paid to Executive under this Agreement (other than the above-referenced $500.00) during any period of material breach by Executive. To the extent that Executive is determined through agreement or resolution of any pending claim to not have violated any covenant at issue, he/she shall receive any and all severance that has not been paid under the Agreement and/or which was recovered from Executive under this Section 7.

GENERAL PROVISIONS

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A.Employment is At Will

    Executive and Asbury acknowledge and agree that Executive is an “at will” employee, which means that either Executive or Asbury may terminate the employment relationship at any time, for any reason, with or without cause or notice, and that nothing in this Agreement shall be construed as an express or implied contract of employment.

B.Execution of Release

    Executive agrees that, as a condition to the receipt of the Severance Pay and other compensation and insurance benefits described in Section 1 above, Executive shall execute a release of all claims against Asbury (and its corporate parents, subsidiaries, franchisors, franchisees, management companies, divisions, and affiliates) and the past, present and future officers, directors, agents, officials, employees, insurers and attorneys of Asbury (and its corporate parents, subsidiaries, franchisors, franchisees, management companies, divisions, and affiliates) arising out of Executive’s employment or the end of his employment with Asbury, such release to not be revoked by Executive and to completely waive and release any claim of discrimination, harassment or wrongful discharge under local, state or federal law.

C.Alternative Dispute Resolution

    Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before an arbitrator (who shall be an attorney with at least ten years’ experience in employment law) in the city where Executive was employed with Asbury and in accordance with the rules and procedures of the most recent employment rules of the American Arbitration Association. Each party may choose to retain legal counsel and shall pay its own attorneys’ fees, regardless of the outcome of the arbitration. Executive may be required to pay a filing fee limited to the equivalent cost of filing in the court of jurisdiction. Asbury will pay the fees and costs of conducting the arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court of jurisdiction.

D.Non-Disparagement

Executive agrees not to make any disclosures, issue any statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to disparage Asbury, its officers or directors, its business, services, products, technologies and/or personnel. Nothing in this section is intended, nor shall be construed, to: (i) prohibit Executive from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over Asbury’s business; (ii) interfere with, restrain, or prevent Executive’s communications regarding the terms and conditions of employment; or (iii) prevent Executive from otherwise engaging in any legally protected activity. Nothing in this Agreement shall prohibit Executive from reporting or testifying about possible violations of any law or regulation, including unlawful employment practices, to any governmental agency or entity or
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making other disclosures that are protected under the whistleblower provisions of federal or state laws or regulations.

E.Other Provisions

(a)This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of Executive and Asbury, including any successor to or assign of Asbury.

(b)Upon the end of Executive’s employment with Asbury for any reason, the provisions of this Agreement shall survive to the extent necessary to give effect to the provisions herein, including Sections 3, 4 and 5.

(c)The headings and captions are provided for reference and convenience only and shall not be considered part of this Agreement.

(d)Executive also covenants to reasonably cooperate with Asbury if Executive is needed as a witness in any litigation or legal matters involving Asbury.

(e)Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after mailing, and (iv) addressed as follows (or to such other address as the party entitled to notice shall later designate in accordance with these terms):

    If to Asbury:        Asbury Automotive Group, Inc.
                c/o The Office of the General Counsel
                2905 Premiere Parkway, Suite 300
                Duluth, GA 30097

    If to Executive:     To the most recent address of Executive set forth in the                          personnel records of Asbury.

(f)This Agreement supersedes any and all prior agreements between Asbury and Executive relating to payments upon Termination of employment or Severance Pay and may only be modified in a writing signed by Asbury and Executive.

(g)This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

(h)All payments hereunder shall be subject to any required withholding of federal, state, local and foreign taxes pursuant to any applicable law or regulation.

(i)If any provision of this Agreement shall be held invalid or unenforceable, such holding shall not affect any other provisions, and this Agreement shall be construed and enforced
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as if such provisions had not been included. No provision of this Agreement shall be waived unless the waiver is agreed to in writing and signed by Executive and the Chief Human Resources Officer of Asbury. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(j)The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, in the event that Asbury determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A of the Code and related Department of Treasury guidance, Asbury and Executive shall cooperate in good faith to (x) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for Asbury and/or (y) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.

    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

AGREED TO AS OF July 1, 2024

EXECUTIVE:	ASBURY AUTOMOTIVE GROUP, INC.
/s/ Dean Calloway	/s/ David W. Hult
Name: Dean Calloway	Name: David W. Hult
Title: Senior Vice President, General Counsel & Secretary	Title: President & CEO

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EXHIBIT A

As used in the Severance Pay Agreement, “Area” means a 50-mile radius from any of the following addresses:

Address	City	State	Zip
2905 Premiere Parkway	Duluth	GA	30097
1355 Cobb Parkway South	Marietta	GA	30060
11505 Alpharetta Highway	Roswell	GA	30076
1606 Church Street	Decatur	GA	30033
4200 Jonesboro Road	Union City	GA	30291
4197 Jonesboro Road	Union City	GA	30291
7909 Mall Parkway	Lithonia	GA	30038
2550 The Nalley Way	Atlanta	GA	30360
2020 Cobb Parkway	Marietta	GA	30080
7849 Mall Parkway	Lithonia	GA	30038
2750 South Cobb Parkway	Smyrna	GA	30080
980 Mansell Road	Roswell	GA	30076
7969 Mall Parkway	Lithonia	GA	30038
11130 Alpharetta Highway	Roswell	GA	30076
10995 Westside Parkway	Alpharetta	GA	30009
1550 Mansell Road	Alpharetta	GA	30009
4115 Jonesboro Road	Union City	GA	30291
2501 35th Avenue	Greeley	CO	80634
9899 East Arapahoe Road	Centennial	CO	80112
9899 East Arapahoe Road	Centennial	CO	80112
1650 West 104th Avenue	Denver	CO	80234
4720 West 24th Street	Greeley	CO	80634
1920 North Lebanon Street	Lebanon	IN	46052
745 East 56th Street	Brownsburg	IN	46112
2001 Stony Creek Road	Noblesville	IN	46060
3477 East Conner Street	Noblesville	IN	46060
450 East Northfield Drive	Brownsburg	IN	46112
8693 East US Highway 36	Avon	IN	46123
3232 Harper Road	Indianapolis	IN	46240
4105 West 96th Street	Indianapolis	IN	46268
9900 Pleasant Street	Noblesville	IN	46060
2655 North Volusia Avenue	Orange City	FL	32763
2308 South Woodland Boulevard	Deland	FL	32720
2677 North Volusia Avenue	Orange City	FL	32763
4400 South US Highway 1	Fort Pierce	FL	34982
9650 Atlantic Boulevard	Jacksonville	FL	32225
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31975 US Highway 19 North	Palm Harbor	FL	34684
10859 Philips Highway	Jacksonville	FL	32256
4429 US 1 South	Fort Pierce	FL	33954
4500 US 1 South	Fort Pierce	FL	34982
11003 Atlantic Boulevard	Jacksonville	FL	32225
11051 South Orange Blossom Trail	Orlando	FL	32837
10600 Atlantic Boulevard	Jacksonville	FL	32225
11340 Philips Highway	Jacksonville	FL	32256
10880 Philips Highway	Jacksonville	FL	32256
2925 US 1 South	St. Augustine	FL	32086
4450 US 1 South	Fort Pierce	FL	34982
7245 Blanding Boulevard	Jacksonville	FL	32244
1107 West St.	Annapolis	MD	21401
4045 Lee Hwy.	Arlington	VA	22207
6970 Security Blvd.	Baltimore	MD	21244
6631 Baltimore National Pike	Catonsville	MD	21228
12421 Auto Dr.	Clarksville	MD	21029
6730 Ocean Gateway	Easton	MD	21601
1051 East Broad St.	Falls Church	VA	22044
9610 Reisterstown Rd.	Owings Mills	MD	21117
46869 Harry Byrd Hwy.	Sterling	VA	20164
2000 Chain Bridge Rd.	Vienna	VA	22182
2050 Chain Bridge Rd.	Vienna	VA	22182
8610 Leesburg Pike	Vienna	VA	22182
375 Baltimore Blvd.	Westminster	MD	21157
10207 Philadelphia Rd.	White Marsh	MD	21162
5395 Nottingham Dr.	White Marsh	MD	21162
14530 Richmond Hwy	Woodbridge	VA	22191
13779 Noblewood Plaza	Woodbridge	VA	22193
1880 Opitz Blvd.	Woodbridge	VA	22191
14208 Richmond Hwy.	Woodbridge	VA	22191
755 North 500 West	West Bountiful	UT	84010
8528 Lomas Boulevard NE	Albuquerque	NM	87110
10055 West Papago Freeway	Avondale	AZ	85323
10101 West Papago Freeway	Avondale	AZ	85323
9820 Coors Boulevard NW	Albuquerque	NM	87114
5995 Alameda Boulevard NE	Albuquerque	NM	87113
10030 East Arapahoe Road	Centennial	CO	80112
10205 West Papago Freeway	Avondale	AZ	85323
222 South Auto Drive	Boise	ID	83709
11196 West Fairview Avenue	Boise	ID	83713
5500 South State Street	Murray	UT	84107
1700 West 6th Street	Corona	CA	92882
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350 South Havana Street	Aurora	CO	80012
2727 South Havana Street	Aurora	CO	80014
7710 West Gratz Drive	Boise	ID	83709
5808 South State Street	Murray	UT	84107
8425 W Bell Road	Peoria	AZ	85382
10905 South Auto Mall Drive	Sandy	UT	84070
544 South Lindon Park Drive	Lindon	UT	84042
5686 South State Street	Murray	UT	84107
11595 West 6th Avenue	Lakewood	CO	80215
8665 West Bell Road	Peoria	AZ	85382
11548 South Lone Peak Parkway	Draper	UT	84020
460 East Auto Center Drive	Mesa	AZ	85204
2025 Riverview Auto Drive	Mesa	AZ	85201
5650 South State Street	Murray	UT	84107
1320 Plum Valley Lane	Highlands Ranch	CO	80129
1825 North University Parkway	Provo	UT	84604
2125 North University Parkway	Provo	UT	84604
17336 North 84th Lane	Peoria	AZ	85382
1995 North University Parkway	Provo	UT	84604
8633 West Bell Road	Peoria	AZ	85382
7201 & 7501 Lomas Boulevard NE	Albuquerque	NM	87110
9733 Coors Boulevard NW	Albuquerque	NM	87114
1481 West Riverdale Road	Riverdale	UT	84405
13165 North Autoshow Avenue	Surprise	AZ	85388
11442 South Lone Peak Parkway	Draper	UT	84020
1340 South 500 West	Salt Lake City	UT	84115
1208 West 3rd Avenue	Spokane	WA	99201
8800 Lomas NE	Albuquerque	NM	87112
2500 West 104th Avenue	Thornton	CO	80234
7800 East 22nd Street	Tucson	AZ	85710
4220 East 22nd Street	Tucson	AZ	85711
6800 Federal Boulevard	Lemon Grove	CA	91945
900 West AutoMall Drive	Tucson	AZ	85705
10990 South Automall Drive	Sandy	UT	84070
8303 West Colfax Avenue	Lakewood	CO	80214
4201 Beltway Place	Arlington	TX	76018
6113 Lemmon Avenue	Dallas	TX	75209
6107 Lemmon Avenue	Dallas	TX	75209
3515 Inwood Road	Dallas	TX	75209
1300 East State Highway 114	Dallas	TX	75261
5601 Bryant Irvin Road	Fort Worth	TX	76132
6785 Dallas Parkway	Plano	TX	75024
901 East State Highway 114	Grapevine	TX	76051
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2668 Laurens Road	Greenville	SC	29607
2686 Laurens Road	Greenville	SC	29607
2700 Laurns Road	Greenville	SC	29607
2712 Laurens Road	Greenville	SC	29607
11830 Olive Boulevard	Creve Coeur	MO	63141
11910 Olive Boulevard	Creve Coeur	MO	63141
755 North New Ballas	Creve Coeur	MO	63141
11654 Olive Boulevard	Creve Coeur	MO	63141
951 Technology Drive	O'Fallon	MO	63368
444 South Havana Street	Aurora	CO	80012
801 Denver West Colorado Mills Boulevard	Lakewood	CO	80401
8337 Rasberry Way	Frederick	CO	80504
15000 West Colfax Avenue	Lakewood	CO	80401
780 Denver West Colorado Mills Boulevard	Lakewood	CO	80401
7999 West Colfax Avenue	Lakewood	CO	80214
5500 South Broadway	Littleton	CO	80121
8177 Raspberry Way	Frederick	CO	80504
9207 Adamo Drive	Tampa	FL	33619
4600 North Dale Mabry Highway	Tampa	FL	33614
4400 North Dale Mabry Highway	Tampa	FL	33614
3800 West Hillsborough Avenue	Tampa	FL	33614
3810 West Hillsborough Avenue	Tampa	FL	33614
9205 Adamo Drive	Tampa	FL	33619
9210 Adamo Drive	Tampa	FL	33619
300 West Loop 820 South	Ft. Worth	TX	76108
1601 North Dallas Parkway (7200 State Highway 121)	Frisco	TX	75034
3700 West Airport Freeway	Irving	TX	75062
6645 Dallas Parkway	Plano	TX	75024
6400 TX-121	Frisco	TX	75034
8704 West Broad Street	Richmond	VA	23294
12100 Midlothian Turnpike	Midlothian	VA	23113
8710 West Broad Street	Richmond	VA	23294
8712 West Broad Street	Richmond	VA	23294

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